Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. APPOINTS
DAPHNE E. JONES TO BOARD OF DIRECTORS

Bristol, Connecticut, September 11, 2019 --- Barnes Group Inc. (NYSE: B) today announced the appointment of Daphne E. Jones to the Company’s Board of Directors, effective September 12, 2019. Ms. Jones will stand for election by the Company’s stockholders at the 2020 Annual Meeting of Stockholders. Ms. Jones has been appointed to the Company’s Audit Committee.

“We are extremely pleased to welcome Daphne to the Board of Barnes Group, Inc. and look forward to Daphne’s strategic contributions to the Company’s strategy and performance as an innovative solutions and technology provider,” said Thomas O. Barnes, Chairman of the Board, Barnes Group, Inc. Daphne’s extensive executive and leadership experience using digital technology to drive innovation and to transform business models will be an invaluable asset to the board and the company.”

Ms. Jones has been a Director of Masonite International Corporation since February 2018, where she is a member of the Audit Committee. Ms. Jones also serves as a Director of AMN Healthcare where she is a member of the Audit Committee and Compensation Committee. Previously, Ms. Jones worked for GE Healthcare from 2014 through October 2017, serving as the Senior Vice President – Digital/Future of Work and prior to that as the Senior Vice President - Chief Information Officer for GE Healthcare Diagnostic Imaging and Services. Prior to joining GE Healthcare, Ms. Jones was the Senior Vice President, Chief Information Officer for Hospira, Inc., a provider of pharmaceuticals and infusion technologies, from October 2009 through June 2014. Ms. Jones also served as Chief Information Officer at Johnson & Johnson from 2006 to 2009 and served in various information technology roles with Johnson & Johnson from 1997 through 2006. Ms. Jones began her career in sales and systems engineering at IBM.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Investor Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070